Exhibit 99.1

MIMEDX Announces Improved Capital Structure with New Senior

Secured Credit Facilities and Debt Refinancing

New Credit Facilities Provide Substantial Interest Savings and Access to Additional Capital to Support

Execution of Strategic Priorities

MARIETTA, Ga., January 22, 2024 — MiMedx Group, Inc. (Nasdaq: MDXG) (“MIMEDX” or the “Company”) today announced that it has enhanced its capital structure by refinancing its existing indebtedness and obtaining additional borrowing capacity in support of the Company’s future growth objectives. These new senior secured credit facilities (the “Facilities”), totaling $95 million and due in January 2029, are comprised of a $75 million revolving credit facility and a $20 million term loan facility and were obtained through a syndicate of banks comprised of Citizens and Bank of America, N.A.

At closing, the Company drew $50 million under the Facilities, consisting of a $20 million term loan and $30 million in revolving loans, and used the proceeds of the loans to pay in full all of the outstanding obligations owing under its existing credit facility with Hayfin Capital, which was set to mature in June 2025.

MIMEDX Chief Financial Officer, Doug Rice commented, “As a result of the Company’s strong financial performance over the last year, we were in the position to strengthen our balance sheet and improve our overall capital structure. In addition to our solid cash generation in 2023, this new debt facility provides us with even greater flexibility in achieving our long-term strategic goals.”

Mr. Rice continued, “The terms on these new Facilities reflect the substantial progress we have made in improving our financial profile, simultaneously delivering a significant reduction in our interest expense and additional borrowing capacity that will enable us to prudently fund organic and inorganic initiatives. I am grateful for the expertise and partnership from Citizens Bank, which led this refinancing effort.”

Commenting on the new Facilities, Dan Fitzpatrick, President of Citizens, Mid Atlantic Region, stated, “When a client such as MIMEDX chooses Citizens, they are selecting a strategic partner committed to helping them achieve their goals. We have a deep understanding of the increasingly complex challenges our clients face and a strong track record of helping them succeed. We look forward to working closely with the MIMEDX team going forward.”

About MIMEDX

MIMEDX is a pioneer and leader focused on helping humans heal. With more than a decade of helping clinicians manage chronic and other hard-to-heal wounds, MIMEDX is dedicated to providing a leading portfolio of products for applications in the wound care, burn, and surgical sectors of healthcare. The Company’s vision is to be the leading global provider of healing solutions through relentless innovation to restore quality of life. For additional information, please visit www.mimedx.com.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $222.0 billion in assets as of December 31, 2023. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a full-service customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,100 branches in 14 states and the District of Columbia. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers a broad complement of financial products and solutions, including lending and leasing, deposit and treasury management services, foreign exchange, interest rate and commodity risk management solutions, as well as loan syndication, corporate finance, merger and acquisition, and debt and equity capital markets capabilities. More information is available at www.citizensbank.com or visit us on X (formerly Twitter), LinkedIn or Facebook.

About Bank of America

“Bank of America” and “BofA Securities” are the marketing names used by the Global Banking and Global Markets divisions of Bank of America Corporation. Lending, derivatives, other commercial banking activities, and trading in certain financial instruments are performed globally by banking affiliates of Bank of America Corporation, including Bank of America, N.A., Member FDIC. Trading in securities and financial instruments, and strategic advisory, and other investment banking activities, are performed globally by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including, in the United States, BofA Securities, Inc., which is a registered broker-dealer and Member of SIPC, and, in other jurisdictions, by locally registered entities. BofA Securities, Inc. is a registered futures commission merchant with the CFTC and a member of the NFA.

Investment products offered by Investment Banking Affiliates:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

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Contact:

Matt Notarianni

Investor Relations

470-304-7291

mnotarianni@mimedx.com